                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-34075


                                   Supplement
                                       to
                       Prospectus dated September 22, 1997

         Change in Selling Shareholders. PAS/ACT, LLC (Easton Capital), a Delaware limited liability corporation and the holder of 20,671 shares of Common Stock of United States Surgical Corporation which are the subject of the Prospectus dated September 22, 1997, may make a distribution of a part of such shares to its partners prior to their sale. Shares so distributed may subsequently be offered and sold by individual partners subject to the terms and conditions of the Prospectus. The identities of such partners and number of shares to be distributed and subsequently offered and sold by each are as follows: Auldgate Investments - 4,192, Ashtree Corp. - 1,747, Jim Lane - 1,747, Paine Webber Inc., as custodian of the IRA account of Jason F. Fensterstock - 1,048, Paine Webber Inc., as custodian of the IRA account of Joyce Fensterstock
- 1,747, Paine Webber Inc., as custodian of the IRA account of Blair Fensterstock - 873, Richard Yancy - 873, Stephen Case - 873, Brad Stephens - 524, Edward Kosinski - 1,747, Janet Tweed-Arkush - 524, Gary Schonwald - 873, JIBJEB Partners - 873, Edward Casey - 524, John Friedman - 1,994, Steven Casey - 446, Khalid Quadir - 65.

         This Prospectus also covers certain sales by donees and pledgees of the selling shareholders named in the Prospectus.

                        Supplement Dated October 24, 1997